EXECUTION VERSION

BARCLAYS 745 Seventh Avenue New York, New York 10019	JPMorgan Chase Bank, N.A. 383 Madison Avenue New York, New York 10179
BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013
MUFG 1221 Avenue of the Americas New York, New York 10020	STANDARD CHARTERED BANK 1095 avenue of the Americas New York, New York 10036
TORONTO-DOMINION BANK, NEW YORK BRANCH 31 West 52nd Street New York, New York 10019 TD BANK, N.A. 2005 Market Street, 2nd Floor Philadelphia, Pennsylvania 19103

PERSONAL AND CONFIDENTIAL
February 7, 2018
Energizer Holdings, Inc.
533 Maryville University Drive
Saint Louis, Missouri 63141
Attention: Timothy Gorman, Executive Vice President and Chief Financial Officer
Project Gamma
Amended and Restated Commitment Letter
Ladies and Gentlemen:
We are pleased to confirm the arrangements under which each of Barclays Bank PLC (“Barclays”), JPMorgan Chase Bank, N.A. (“JPMCB”), Bank of America, N.A. (“BofA”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS” and, together with BofA “Bank of America”), Citi (as defined below), MUFG (as defined below), Standard Chartered Bank (“SC”), Toronto-Dominion Bank, New York Branch (“Toronto-Dominion”) and TD Bank, N.A. (“TD Bank” and, together with Toronto-Dominion, “TD”) (each, a “Commitment Party” and together, the “Commitment Parties,” “we” or “us”) is (i) exclusively (subject to Section 1 below) authorized by Energizer Holdings, Inc., a Missouri corporation (the “Company” or “you”), to act in the roles and capacities described herein and (ii) providing commitments in connection with the financing for certain transactions described herein, in each case on the terms and subject to the conditions set forth in this amended and restated commitment letter and the attached Annexes A, B, C and D hereto (collectively, this “Commitment Letter”). Capitalized terms used but not defined herein have the respective meanings given in the Annexes hereto. For purposes of this Commitment Letter, (i) “Citi” means Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby and (ii) “MUFG” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., MUFG Union Bank, N.A., MUFG Securities Americas Inc. and/or any of their affiliates as MUFG shall determine to be appropriate to provide the services contemplated herein.
This amended and restated Commitment Letter amends, restates and supersedes in its entirety that certain commitment letter dated January 15, 2018 by and among Barclays, JPMCB and you (the “Original Commitment Letter”).
You have informed the Commitment Parties that the Company intends to consummate the acquisition (the “Acquisition”) pursuant to that certain Acquisition Agreement, dated as of January 15, 2018, between the Company and Spectrum Brands Holdings, Inc. (the “Seller”) (together with the schedules and exhibits thereto, the “Acquisition Agreement”) of (i) certain direct and indirect subsidiaries of the Seller and (ii) certain of the assets of the Seller, in each case identified in the Acquisition Agreement (collectively, the “Acquired Business”). You have informed us that (a) the Acquisition, (b) the payment of fees and expenses in connection with the Acquisition, (c) the repayment of all indebtedness under your Existing Credit Agreement (as defined in Annex B) and (d) a portion of your ongoing working capital needs and other general corporate purposes will be financed from the following sources:

•
senior secured credit facilities consisting of (a) a senior secured term loan B facility (the “Term Loan Facility”) in an aggregate principal amount equal to (1) the lesser of (x) $1,640 million and (y) such amount as would not cause the “Consolidated Secured Leverage Ratio” (as defined in the Indenture dated as of June 1, 2015 governing the 5.500% Senior Notes due 2025 issued by the Company (as successor to Energizer Spinco, Inc.) (the “Existing Notes”)) of the Company to exceed 2.75:1.00 (the “Existing Notes Ratio Test”) minus (2) if Notes are issued and such amount is incurred as part of the Minimum U.S. Notes Tranche, the Dollar Notes Shortfall (as defined below) and (b) a senior secured revolving credit facility in an aggregate principal amount of $400 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”), having the terms set forth on Annex B;

•
(a) the issuance by the Company or any of its subsidiaries or affiliates of debt securities pursuant to a Rule 144A or other private placement (the “Notes”) in an aggregate principal amount of up to the sum of $720 million plus any amounts by which the Term Loan Facility is reduced in order to comply with the Existing Notes Ratio Test (such sum, the “Bridge Portion”); provided that at the option of the Company exercised prior to the date that is 10 business days prior to the earlier of the launch of the general syndication of the Senior Secured Credit Facilities and the launch of marketing of the Notes, up to $500 million of such Notes may be redenominated into a Euro tranche of debt securities (the “Euro Notes Tranche”) (it being understood and agreed that (i) in connection with the Company’s election to issue the Euro Notes Tranche, the Company shall be required to issue Notes denominated in U.S. dollars in a minimum amount of $350 million (the “Minimum U.S. Notes Tranche”) and Notes denominated in Euros in a minimum amount of the equivalent in Euros of $300 million (the aggregate amount by which the Notes must be increased above $720 million in order to achieve the Minimum U.S. Notes Tranche being referred to herein as the “Dollar Notes Shortfall”) and (ii) the exchange rate with respect to such Euro Notes Tranche shall be determined on a date to be mutually agreed such that the Company will have sufficient net cash proceeds to fund the transactions contemplated herein) or (b) if and to the extent that gross proceeds aggregating less than the Bridge Portion are received by the Company or any of its subsidiaries or affiliates from the offering of the Notes or Takeout Notes (as defined in the Facilities Fee Letter referred to below) after January 15, 2018 and on or prior to the time the Acquisition is consummated, borrowings by the Company of unsecured senior increasing rate bridge loans (the “Bridge Loans”) under a senior unsecured bridge facility (the “Bridge Facility”; together with the Senior Secured Credit Facilities, the “Facilities”) having the terms set forth on Annex C; and

•	approximately $250 million of the Company’s cash on hand.

1.	Commitments; Titles and Roles.
Each of Barclays, JPMCB, MLPFS, CGMI and MUFG is pleased to confirm its commitment to act, and you hereby appoint each of Barclays, JPMCB, MLPFS, CGMI and MUFG to act, as joint lead arrangers and joint bookrunners for the Senior Secured Credit Facilities (collectively, the Bank Lead Arrangers”) and each of Barclays, JPMCB, MLPFS, CGMI and MUFG is pleased to confirm its commitment to act, and you hereby appoint each of Barclays, JPMCB, MLPFS, CGMI and MUFG to act, as joint lead arrangers and joint bookrunners for the Bridge Facility (collectively, the “Bridge Lead Arrangers” and, together with the Bank Lead Arrangers, the “Lead Arrangers”).
In addition, (x) each of Barclays, JPMCB, BofA, CGMI on behalf of Citi, MUFG, SC and Toronto-Dominion is pleased to advise you of its several, but not joint, commitment to provide 27.25%, 27.25%, 12.5%, 12.5%, 12.5%, 4% and 4% respectively, of the aggregate principal amount of each of the Term Loan Facility and the Bridge Facility and (y) each of Barclays, JPMCB, BofA, CGMI on behalf of Citi, MUFG, SC and TD Bank is pleased to advise you of its several, but not joint, commitment to provide the amount set forth opposite such entity’s name on Schedule I attached hereto with respect to the Revolving Facility, in each case on the terms contained in this Commitment Letter and the availability and funding of which is subject only to the conditions set forth in the first paragraph of Section 2 below and in Annex D hereto. In addition, you hereby appoint JPMCB to act as administrative agent for the Senior Secured Credit Facilities (in such capacity, the “Bank Administrative Agent”) and Barclays to act as administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent”). You acknowledge and agree that JPMCB may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. You further agree that (i) JPMCB will have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Secured Credit Facilities or other documentation used in connection with the Senior Secured Credit Facilities and that Barclays, BofA, Citi, MUFG, SC and TD will have placement immediately to the right of JPMCB in such order and, in each case, will perform the duties and exercise the authority customarily performed and exercised by it in such role and (ii) Barclays will have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility or other documentation used in connection with the Bridge Facility and that JPMCB, BofA, Citi, MUFG, SC and TD will have placement immediately to the right of Barclays in such order and, in each case, will perform the duties and exercise the authority customarily performed and exercised by it in such role. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid in connection with the Facilities unless you and we shall so agree.
Our fees for our commitment and for services related to the Facilities are set forth in the amended and restated facilities fee letter entered into by the Company and the Commitment Parties on the date hereof

(the “Facilities Fee Letter”) and the agent fee letter entered into by the Company, Barclays and JPMCB on January 15, 2018 (the “Agent Fee Letter”, and together with the Facilities Fee Letter, the “Fee Letters”).

2.	Conditions Precedent.

The availability and funding of each Commitment Party’s commitments hereunder are subject solely to the conditions set forth in Annex D hereto and the following additional conditions: since September 30, 2017, there has not been any event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date of the Original Commitment Letter) on the Business (as defined in the Acquisition Agreement) and (ii) (A) in the case of the Senior Secured Credit Facilities, the execution and delivery by all parties thereto of the Senior Secured Credit Facilities Documentation (as defined in Annex B hereto) and (B) in the case of the Bridge Facility, the execution and delivery by all parties thereto of the Bridge Facility Documentation (in each case, as defined in Annex C hereto) (collectively, the “Facilities Documentation”), to be negotiated and prepared in a manner consistent with this Commitment Letter.
Notwithstanding anything in this Commitment Letter, the Fee Letters, the Facilities Documentation or any other agreement or other undertaking concerning the financing of the Acquisition to the contrary, the Facilities Documentation shall not contain any conditions precedent to the availability of the Facilities on the Closing Date other than the conditions precedent expressly set forth in the first paragraph of this Section 2 and in Annex D hereto, and the terms of the Facilities Documentation will be such that they do not impair the availability of the Facilities on the Closing Date if such conditions are satisfied or waived by the Commitment Parties (it being understood that, to the extent that any security interest in the Collateral (other than, to the extent required by this Commitment Letter (including the Annexes thereto), any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of certificated equity interests of any wholly-owned material U.S. restricted subsidiaries of the Company (to the extent required by this Commitment Letter (including the Annexes thereto); provided that, to the extent that you have used commercially reasonable efforts to procure the delivery thereof prior to or on the Closing Date, certificated equity interests of subsidiaries of the Acquired Business will only be required to be delivered on the Closing Date pursuant to the terms set forth above if such certificates are actually received from the Acquired Business) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so (without undue burden or cost), the perfection of such security interest will not constitute a condition precedent to the availability of the Senior Secured Credit Facilities on the Closing Date but such security interest will be required to be perfected within 90 days after the Closing Date (or such longer period as agreed to by the Bank Administrative Agent), subject to arrangements mutually agreed by the Bank Administrative Agent and the Company and subject to extensions thereof in the discretion of the Bank Administrative Agent).
Notwithstanding anything in this Commitment Letter, the Fee Letters, the Facilities Documentation or any other agreement or other undertaking concerning the financing of the Acquisition to the contrary, the only representations and warranties the accuracy of which will be a condition to the availability of the Facilities on the Closing Date will be (i) the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement that are material to the interests of the Lead Arrangers or Lenders, in their capacities as such, but only to the extent that you (or your affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representation or warranty (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below). As used herein, the term “Specified Representations” means representations made by the Company and each Guarantor relating to existence; organizational power and authority to enter into the Facilities Documentation; due authorization, execution, delivery and enforceability (as they relate to the Loan Parties (as defined in Annex B)) of the Facilities Documentation; solvency of the Company and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the transactions contemplated herein (with solvency to be defined in a manner consistent with Annex I to Annex D); no conflicts of the Facilities Documentation with charter documents of the Loan Parties or agreements governing debt for borrowed money in an aggregate principal or committed amount in excess of $100,000,000; Federal Reserve margin regulations; the Investment Company Act; the use of loan proceeds not violating FCPA and other anti-corruption laws, OFAC and other applicable sanctions laws; the Patriot Act; status of the Facilities as senior debt; and in the case of the Senior Secured Credit Facilities, the creation, perfection and priority (subject to the preceding paragraph and to agreed-upon permitted liens consistent with the Documentation Principles (as defined in Annex C)) of the security interests granted in the Collateral (but excluding any Collateral acquired in the Acquisition). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

3.	Syndication.

The Lead Arrangers intend, and reserve the right, to syndicate the Facilities to the Bank Lenders (as defined in Annex B) and the Bridge Lenders (as defined in Annex C) (collectively, the “Lenders”) promptly following the date of the Original Commitment Letter, and you acknowledge and agree that the commencement of syndication will occur in the discretion of the Lead Arrangers. The Lead Arrangers will select the Lenders under the Facilities in consultation and coordination with you; provided that the Lead Arrangers will not syndicate to those banks, financial institutions and other institutional lenders separately identified in writing by you to us prior to January 15, 2018 or any competitors of the Company or the Acquired Business that are operating companies and are separately identified in writing by you to us from time to time (it being understood that, notwithstanding anything herein to the contrary, in no event shall a designation after January 15, 2018 apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder or under the Facilities that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional commitments, loans or participations) and, in the case of such competitors, their “Known Affiliates” (as defined in the Existing Credit Agreement) (collectively, “Disqualified Lenders”). The Lead Arrangers will lead the syndication in consultation and coordination with you, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender, the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arrangers pursuant to the terms of this Commitment Letter and the Facilities Fee Letter. The Lead Arrangers will, in consultation and coordination with you, determine the final commitment allocations and will notify the Company of such determinations. You agree to use commercially reasonable efforts to ensure that the Lead Arrangers’ syndication efforts benefit from the existing lending relationships of the Company and its subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earliest of (x) the termination of the syndication as determined by the Lead Arrangers and (y) 60 days after the Closing Date, the Company will not, and will use commercially reasonable efforts to ensure that the Acquired Business will not (subject to, and to the extent not in contravention of, the Acquisition Agreement), syndicate or issue, attempt to syndicate or issue, or announce or authorize the announcement of the syndication or issuance of or engage in any material discussions concerning the syndication or issuance of, any debt facility or debt, equity or equity-linked security (including, without limitation, any debt or preferred equity security convertible into common stock) of the Company or Acquired Business or any of their respective subsidiaries, including any refinancings, replacements or renewals of any debt facility or any debt, equity or equity-linked security of the Company or Acquired Business or any of their respective subsidiaries if such activity would reasonably be expected to have a detrimental effect on the syndication of the Facilities, other than (a) the Facilities, (b) the Notes (c) any debt incurred in connection with sale-leasebacks by the Company, the Acquired Business or their respective subsidiaries, (d) ordinary course lease, purchase money debt and equipment financings and similar obligations, (e) debt of the Acquired Business and its subsidiaries permitted under the Acquisition Agreement that is Permitted Surviving Debt (as defined in Annex D), (f) ordinary course letter of credit facilities, overdraft protection and short term working capital facilities, factoring arrangements, hedging and cash management arrangements, (g) intercompany debt among the Company and its subsidiaries or among the Seller and the Acquired Business and their respective subsidiaries and (h) any other financing agreed by the Lead Arrangers, such agreement not to be unreasonably withheld, delayed or conditioned.
Until the earliest of (x) the termination of the syndication as determined by the Lead Arrangers and (y) 60 days after the Closing Date, you agree to, and, to the extent necessary and practical and subject to and not in contravention of, the terms of the Acquisition Agreement, you agree to use commercially reasonable efforts to cause the Acquired Business to, cooperate with the Lead Arrangers in all syndication efforts, including in connection with (i) the preparation of one or more information packages for the Facilities regarding the business, operations and financial projections of the Company and the Acquired Business (collectively, the “Confidential Information Memorandum”) including, without limitation, all customary information relating to the transactions contemplated hereunder prepared by or on behalf of the Company deemed reasonably necessary by the Lead Arrangers to complete the syndication of the Facilities, and (ii) the preparation of one or more customary information packages for the Facilities reasonably acceptable in format and content to the Lead Arrangers (collectively, the “Lender Presentation”) and the presentation of such Lender Presentation to, and participation in meetings and other communications with, prospective Lenders or agents in connection with the syndication of the Facilities (including, to the extent necessary and practical, a reasonable number of meetings between senior management and representatives, with appropriate seniority and expertise, of the Company with prospective Lenders and participation of such persons in meetings upon reasonable advance notice and at mutually agreed times). In addition, you agree to use commercially reasonable efforts to obtain, prior to the launch of syndication, (a) a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) for the Company after giving effect to the Acquisition and the other transactions contemplated hereunder and any other material recent or pending transaction or financing, (b) a public corporate credit rating from Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (“S&P”), for the Company after giving effect to the Acquisition and the other transactions contemplated hereunder and any other material recent or pending transaction or financing and (c) a public credit rating for each of the Term Loan Facility, the Bridge Facility and the Notes from each of Moody’s and S&P. It is agreed that, nothing contained in this Commitment Letter shall require you to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you, the Acquired Business or your or its respective affiliates; provided that (x) in the case of any confidentiality obligation, you shall have used commercially reasonable efforts to obtain consent to provide such information and (y) you shall notify us if any such information is being withheld as a result of any such obligation of confidentiality (but solely if providing such notice would not violate such confidentiality obligation) and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. You will be solely responsible for the contents of any such Confidential Information Memorandum, Lender Presentation and related materials (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered to the Lead Arrangers in connection therewith (collectively, the “Information”) and you acknowledge that the Commitment Parties will be using and relying upon the Information without independent verification thereof. You agree that Information regarding the Facilities and Information provided by the Company and Acquired Business or their respective representatives to the Lead Arrangers in connection with the Facilities (including, without limitation, draft and execution versions of the Facilities Documentation, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous securities issuances by the Company) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facilities or otherwise, in accordance with the Lead Arrangers’ standard syndication practices, and you acknowledge that each Lead Arranger and its affiliates will not be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except, in the case of damages to you but not to any other person, to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such Lead Arranger or (A) any of its controlled affiliates, (B) any of the respective directors or employees of such Lead Arranger or its controlled affiliates or (C) the respective advisors or agents of such Lead Arranger or its controlled affiliates, in the case of this clause (C), acting at the instructions of such Lead Arranger or its controlled affiliates. Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, or anything otherwise contained in this Commitment Letter it is agreed that (x) the syndication of, or receipt of commitments or participations in respect of, all or any portion of the Commitment Parties’ commitments hereunder prior to the Closing Date, (y) the obtaining of the ratings referenced above and (z) the compliance with any of the other provisions set forth in clauses (i) and (ii) of this paragraph above, shall not be a condition to the Commitment Parties’ commitments hereunder and, unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist as set forth herein, it is understood that the commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication or the obtaining of ratings constitute a condition to the availability of the Facilities on the Closing Date.
You acknowledge that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, the Seller (including the Acquired Business) or their respective affiliates or any of its or their respective securities) (each, a “Public Lender”). At the request of the Lead Arrangers, you agree to assist, and, with respect to the Acquired Business, to the extent necessary and practical and subject to and not in contravention of the terms of the Acquisition Agreement, use commercially reasonable efforts to cause the Acquired Business to assist, in the preparation of an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company, the Seller (including the Acquired Business) or their respective affiliates or securities. It is understood that in connection with your assistance described above, at the request of the Lead Arrangers, you will provide, and cause all other applicable persons to provide (including subject to and not in contravention of the terms of the Acquisition Agreement using commercially reasonable efforts to cause the Acquired Business to provide) authorization letters to the Lead Arrangers authorizing the distribution of the Information to prospective Lenders, and containing a representation to the Lead Arrangers that the public-side version does not include material non-public information about the Company, the Seller (including the Acquired Business) or their respective affiliates or its or their respective securities. In addition, you will clearly designate as such all Information provided to the Lead Arrangers by or on behalf of the Company or the Acquired Business which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such documents should only be distributed to prospective Lenders that are not Public Lenders: (a) drafts and final versions of the Facilities Documentation; (b) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Facilities.

4.	Information.

You represent and covenant that (i) to your knowledge in the case of Information relating to the Acquired Business, all written Information (other than financial projections and other forward-looking information and information of a general economic or industry specific nature) provided directly or indirectly by the Company to the Lead Arrangers or the Lenders in connection with the transactions contemplated hereunder is and will be, when furnished and when taken as a whole and giving effect to all supplements thereto (taken in combination with the information contained in your filings with the U.S. Securities and Exchange Commission), complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) the financial projections and other forward-looking information that have been or will be made available to the Lead Arrangers or the Lenders in connection with the transactions contemplated hereunder by or on behalf of the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections and other forward-looking information are furnished to the Lead Arrangers or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and are subject to significant uncertainties and contingencies, no assurance can be given that any party’s projections may be realized, and actual results may differ from financial projections and such differences may be material. You agree that if, at any time prior to the later of (x) the Closing Date and (y) the Successful Syndication (as defined in the Facilities Fee Letter) of the Facilities, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time (prior to the Closing Date, to your knowledge with respect to information, projections and other forward looking information relating to the Acquired Business), then you will (or, prior to the Closing Date, with respect to information relating to the Acquired Business, use commercially reasonable efforts, to the extent practical and appropriate and subject to and not in contravention of the Acquisition Agreement, cause the Acquired Business to) promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations (prior to the Closing Date, to your knowledge with respect to the Acquired Business) will be correct in all material respects under those circumstances. Notwithstanding anything set forth above, the accuracy of the foregoing representations and warranties, whether or not cured or supplemented, and any obligation to supplement the information and projections shall not be a condition to the obligations of the Commitment Parties and the Lead Arrangers hereunder.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is the Commitment Parties’ policy to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter. You further agree that the provisions with respect to such indemnity and other matters set forth in Annex A attached hereto shall apply to Barclays and JPMCB as of the date of the Original Commitment Letter.

6.	Assignments; Amendments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each of the Commitment Parties, after consultation and in coordination with you, may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates (provided that such affiliates agree to abide by the confidentiality provisions of Section 7 of this Commitment Letter) and, as provided above, to any Lender prior to the Closing Date; provided that any assignment by a Commitment Party to any potential Lender made prior to the Closing Date shall not relieve such Commitment Party of its obligations set forth herein to fund on the Closing Date that portion of the commitments so assigned; provided further that the parties hereto hereby agree that MLPFS may, without notice to the Company or any other party hereto, assign its rights and obligations under this Commitment Letter and the Facilities Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter. Neither this Commitment Letter nor any Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto, as applicable.

7.	Confidentiality.

Please note that this Commitment Letter, the Original Commitment Letter, the Fee Letters, that certain facilities fee letter dated January 15, 2018 by and among Barclays, JPMCB and you (the “Original Fee Letter”) and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement may not be disclosed to any third party or circulated or referred to publicly without the prior written consent of the Commitment Parties party thereto; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letters, the Original Fee Letter and such communications and discussions to the Company’s and (on a redacted basis reasonably satisfactory to the Lead Arrangers with respect to the Facilities Fee Letter, Barclays and JPMCB with respect to the Original Fee Letter, and the Bank Administrative Agent and the Bridge Administrative Agent with respect to the Agent Fee Letter) the Seller’s and the Acquired Business’s directors, employees, agents, accountants, attorneys, independent auditors and other advisors who are directly involved in the consideration of the Facilities and who have been informed by you of the confidential nature of such advice and this Commitment Letter, the Original Fee Letter and the Fee Letters and are instructed to keep such information confidential in accordance with the provisions of this paragraph, (ii) pursuant to the subpoena or order of any court or judicial, administrative or legislative body, committee or agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, stock exchange requirement or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation) or required or requested by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof prior to such disclosure to the extent practicable and not prohibited by law), (iii) this Commitment Letter (but not the Original Fee Letter nor the Fee Letters other than the existence thereof) may be disclosed in any prospectus, offering memorandum or any other syndication or marketing materials relating to the offering of the securities or in such filings as you may determine is advisable to comply with the requirements of the U.S. Securities and Exchange Commission and the other applicable regulatory authorities, (iv) the aggregate amount of fees payable under the Fee Letters may be disclosed as part of pro forma information, projections or generic disclosure regarding sources and uses for closing of the Acquisition (but without disclosing any specific fees, market flex or other economic terms set forth therein or to whom such fees or other amounts are owed), (v) to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (vi) the existence of the Commitment Letter and the information contained in Annex B to Moody’s and S&P or any other rating agency, and (vii) with our prior written consent (not to be unreasonably withheld, delayed or conditioned). The terms of this paragraph shall cease to apply (except in respect of the Original Fee Letter and the Fee Letters) after this Commitment Letter has been accepted by you to the extent it has become publicly available as a result of disclosure in accordance with clause (iii) of this paragraph. Otherwise, the terms of this paragraph as they relate to this Commitment Letter (but not the Original Fee Letter nor the Fee Letters) shall terminate on January 15, 2021.
Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your respective subsidiaries or affiliates; provided that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation), (b) upon the request or demand of any governmental or regulatory authority having jurisdiction over such person or any of its affiliates (in which case such person agrees to (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority) inform you promptly thereof prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation), (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to the extent that such information was already in such Commitment Party’s possession and is not, to such Commitment Party’s knowledge, subject to any existing confidentiality obligations that would prohibit such disclosure or was independently developed by such Commitment Party, (e) to such person’s affiliates and such person’s and its affiliates’ respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis and are instructed to keep such information confidential in accordance with the provisions of this paragraph, (f) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company and its obligations under the Facilities, in each case, who agree to be bound by similar confidentiality provisions (including, for the avoidance of doubt, by means of a click-through or otherwise), (g) to Moody’s and S&P; provided that such information is limited to Annexes B and C and is supplied only on a confidential basis after consultation with you or (h) for purposes of establishing a “due diligence” defense. Each Commitment Party’s obligation under this paragraph shall remain in effect until the earlier of (i) January 15, 2021 and (ii) the date any definitive Facilities Documentation is entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Facilities Documentation shall supersede this provision. Notwithstanding any of the foregoing, each Commitment Party may disclose the existence of the Facilities and customary information about the Facilities to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties in connection with the administration and management of the Facilities and the other loan documents.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party, together with its respective affiliates (each, collectively, a “Commitment Party Group”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party Group may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. In addition, each Commitment Party Group may at any time communicate independent recommendations and/or publish or express independent research views in respect of such debt and equity securities or other financial instruments. Such investment and other activities may involve securities and instruments of you, the Seller or the Acquired Business or its affiliates, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you, the Seller or the Acquired Business or its affiliates, or (iii) have other relationships with you, the Seller or the Acquired Business or its affiliates. In addition, each Commitment Party Group may provide investment banking, underwriting and financial advisory services to such other entities and persons. Each Commitment Party Group may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in your securities or those of such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although each Commitment Party Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, no Commitment Party Group shall have any obligation to disclose such information, or the fact that such Commitment Party Group is in possession of such information, to you or to use such information on the Company’s behalf.
Consistent with their respective policies to hold in confidence the affairs of its customers, no Commitment Party Group will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any other companies, or use such information in connection with the performance by such Commitment Party Group of services for any other companies. Furthermore, you acknowledge that no Commitment Party Group and none of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.
Each Commitment Party Group may have economic interests that conflict with yours, or those of your equity holders and/or affiliates. You agree that each Commitment Party Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party Group and you or your equity holders or affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letters (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Party Groups, on the one hand, and you on the other, and in connection therewith and with the process leading thereto, (i) no Commitment Party Group has assumed an advisory or fiduciary responsibility in favor of you or your equity holders or affiliates with respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party has advised, is currently advising or will advise you, your equity holders or your affiliates on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (ii) each Commitment Party Group is acting solely as a principal and not as the agent or fiduciary of you, your management, equity holders, affiliates, creditors or any other person. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that any Commitment Party Group has rendered advisory services of any nature or respect, or owes you a fiduciary or similar duty, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

As you know, you have retained Barclays Capital Inc. as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree to (and each other Commitment Party acknowledges) such retention and each party hereto further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Nothing in this Commitment Letter imposes any obligation on you to pay any fee in connection with such retention.
In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.
In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, you and we (and each of your employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means the income tax treatment, and “tax structure” is limited to any facts relevant to the income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.	Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) your written notice to the Lead Arrangers of, or your public announcement of, the abandonment of the Acquisition, (iii) the termination of the Acquisition Agreement in accordance with its terms, and (iv) 5:00 p.m. New York City time on October 15, 2018 (the “Outside Date”); provided, however, that the Outside Date shall be extended (x) to January 15, 2019 if all conditions to Closing (as defined in the Acquisition Agreement as in effect on January 15, 2018) set forth in Article IX of the Acquisition Agreement as in effect on January 15, 2018 shall have been satisfied (or, with respect to conditions to be satisfied at such Closing, are then capable of being satisfied) as of October 15, 2018, other than the conditions set forth in Sections 9.01(c), 9.01(d), 9.02(c) and 9.02(d) of the Acquisition Agreement as in effect on January 15, 2018 (the “Regulatory Conditions”), (y) to April 15, 2019 if after an extension pursuant to clause (x), all conditions to Closing (as defined in the Acquisition Agreement as in effect on January 15, 2018) set forth in Article IX of the Acquisition Agreement as in effect on January 15, 2018 shall have been satisfied (or, with respect to conditions to be satisfied at such Closing, are then capable of being satisfied) as of January 15, 2019, other than the Regulatory Conditions and (z) to July 15, 2019 if after an extension pursuant to clause (y), all conditions to Closing (as defined in the Acquisition Agreement as in effect on January 15, 2018) set forth in Article IX of the Acquisition Agreement as in effect on January 15, 2018 shall have been satisfied (or, with respect to conditions to be satisfied at such Closing, are then capable of being satisfied) as of April 15, 2019, other than the Regulatory Conditions. Subject to the provisions of the next paragraph and the terms of the Fee Letters, you may terminate this Commitment Letter and/or each Commitment Party’s commitments hereunder. In addition, each Commitment Party’s commitments hereunder to provide and arrange the Bridge Facility will be reduced to the extent described herein by any issuance of the Notes or Takeout Notes (in escrow or otherwise) and other events as described in Annex C.

The provisions set forth in the Fee Letters and under Sections 3, 4, 5 (including Annex A), 6, 7 and 8, and this Section 9 will remain in full force and effect regardless of whether the definitive Facilities Documentation is executed and delivered. The provisions set forth under Sections 5 (including Annex A), 6, 7 and 8, and this Section 9 and the fee and expense reimbursement provisions of the Fee Letters will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder; provided that such provisions relating to confidentiality, indemnification and reimbursement shall terminate and be superseded by the terms of the Facilities Documentation to the extent covered thereby and to the extent such Facilities Documentation becomes effective.
Notwithstanding anything in Section 7 to the contrary, the Lead Arrangers may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as they may choose, and circulate similar promotional materials, after the closing of the Acquisition in the form of a “tombstone” or otherwise describing the names of you and your affiliates, and the amount, type and closing date of the Acquisition, all at expense of the Lead Arrangers.
Each party hereto agrees for itself and its affiliates that any suit or proceeding arising with respect to this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letters will be heard exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state or federal court located in the Borough of Manhattan in the City of New York, and each party hereto agrees to submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letters is hereby waived by the parties hereto and thereto. This Commitment Letter and the Fee Letters will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would otherwise direct the application of the laws of any other jurisdiction; provided, however, that (i) the interpretation of the definition of Material Adverse Effect (as defined in the Acquisition Agreement) and whether or not a Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representation or warranty and (iii) the determination of whether the transactions contemplated by the Acquisition Agreement have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware.
Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the availability and funding of the commitments provided hereunder are subject only to conditions precedent as expressly provided in the first paragraph of Section 2 above and in Annex D hereto, and (ii) each Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.
The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Company and each of the other Guarantors, which information includes the name and address of the Company and each of the other Guarantors and other information that will allow the Commitment Parties and each Lender to identify the Company and each of the other Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any or all such information with the Lenders.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., in pdf or tif format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Facilities Fee Letter, the Agent Fee Letter, and any other agreement entered into by the parties hereto on the date hereof are the only agreements that have been entered into among the parties hereto with respect to the commitments and services to be provided in respect of the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to any of the matters referred to in this Commitment Letter.
Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Facilities Fee Letter, on or before 11:59 p.m. New York City time on February 7, 2018, whereupon this Commitment Letter and the Facilities Fee Letter will become binding agreements between you and the Commitment Parties party hereto and thereto. If the Commitment Letter and the Facilities Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.
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Very truly yours,
BARCLAYS BANK PLC
By: /s/ Regina Tarone
Name: Regina Tarone
Title: Managing Director

JPMORGAN CHASE BANK, N.A.
By: /s/ Erik Barragan
Name:    Erik Barragan
Title: Vice President

BANK OF AMERICA, N.A.
By: /s/ Grant Gilbert
Name: Grant Gilbert
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By: /s/ Grant Gilbert
Name: Grant Gilbert
Title: Director

CITIGROUP GLOBAL MARKETS INC.
By: /s/ Justin Tichauer
Name: Justin Tichauer
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By: /s/ Thomas J. Sterr
Name: Thomas J. Sterr
Title: Authorized Signatory

STANDARD CHARTERED BANK
By: /s/ Daniel Mattern
Name: Daniel Mattern
Title: Associate Director

TORONTO-DOMINION BANK, NEW YORK BRANCH
By: /s/ Pradeep Mehra
Name: Pradeep Mehra
Title: Authorized Signatory

TD BANK, N.A.
By: /s/ M. Bernadette Collins
Name: M. Bernadette Collins
Title: SVP

Accepted and agreed to as of
the date first above written:
ENERGIZER HOLDINGS, INC.
By: /s/ Timothy Gorman
Name: Timothy Gorman
Title: Executive Vice President and Chief Financial Officer

Schedule I
Revolver Commitments

Barclays Bank PLC	$67,500,000
JPMorgan Chase Bank, N.A.	$67,500,000
Bank of America, N.A.	$60,000,000
Citi	$60,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd	$60,000,000
Standard Chartered Bank	$42,500,000
TD Bank, N.A.	$42,500,000
Total:	$400,000,000

Annex A
In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company, the Seller or the Acquired Business, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter, the Original Commitment Letter, the Original Fee Letter or the Fee Letters (collectively, the “Letters”), the Company agrees to periodically reimburse each Commitment Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also agrees to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified party and whether or not any such indemnified party is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (x) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Commitment Party in performing the services that are the subject of the Letters or (ii) a material breach of the obligations of such Commitment Party under the Letters or (y) has resulted from a dispute solely among the Commitment Parties that does not involve an act or omission by the Company or any of its affiliates and is not brought against such Commitment Party in its capacity as an agent or arranger or similar role under any Facility. If for any reason the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by the Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Company and its affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Company and its affiliates, shareholders, partners, members or other equity holders and (ii) such Commitment Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of a Commitment Party and the partners, members, directors, agents, officers, employees, advisors and other representatives and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate (collectively with the Commitment Party, an “indemnified party”), and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, each Commitment Party, any such indemnified party. The Company also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability based on its or their exclusive or contributory negligence or otherwise to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or their respective affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters.
The Company will not be required to indemnify an indemnified party for any amount paid or payable by such an indemnified party in the settlement of any action, proceeding or investigation without the Company’s consent, which consent will not be unreasonably withheld, conditioned or delayed, but if settled with your consent, or if there is a final judgment in any such action, proceeding or investigation, you agree to indemnify and hold harmless each indemnified party to the extent and in the manner set forth above. You shall not, without the prior written consent of an indemnified party, which consent will not be unreasonably withheld, conditioned or delayed, effect any settlement of any pending or threatened claim, litigation, investigation or proceedings relating to the foregoing (the “Proceedings”) in respect of which indemnity could have been sought hereunder by such indemnified party unless (a) such settlement includes an unconditional release of such indemnified party in form and substance reasonably satisfactory to such indemnified party from all liability or claims that are the subject matter of such Proceedings and (b) such settlement does not include any statement as to, or any admission of, fault or wrongdoing, by or on behalf of such indemnified party. The provisions of this Annex A will survive any termination of the commitments or completion of the arrangement provided by the Letters.

Annex B
Summary of the Senior Secured Credit Facilities
This Summary outlines certain terms of the Senior Secured Credit Facilities referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Energizer Holdings, Inc., a Missouri corporation (the “Company”).

Guarantors:
All obligations under the Senior Secured Credit Facilities and certain obligations under cash management arrangements and interest rate protection or other hedging arrangements (“Hedging Arrangements”) entered into with an Agent, a Bank Lead Arranger or a Bank Lender (each, as defined below) or any other person that was an affiliate of any such entity at the time any such arrangements were put into place (each, a “Lender Counterparty”), other than any obligation of any Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of such Swap (or any guarantee thereof) (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap obligations by other Loan Parties) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (collectively, “Excluded Swap Obligations”), will be unconditionally guaranteed (the “Guarantees”) by each of the Company’s existing and subsequently acquired or organized wholly owned domestic “material” (to be defined as set forth in the Existing Credit Agreement) restricted subsidiaries, including any such subsidiaries acquired in the Acquisition, in each case subject to exceptions consistent with the Documentation Principles and including all subsidiaries that provide guarantees in respect of the Existing Notes (collectively, the “Guarantors” and, together with the Company, the “Loan Parties”).

Joint Lead Arrangers and

Joint Lead Bookrunners:
JPMorgan Chase Bank, N.A. (“JPMCB”), Barclays Bank PLC (“Barclays”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates), Citigroup Global Markets Inc. (“CGMI”) and MUFG (as defined below) will act as joint lead arrangers and lead bookrunners (in such capacities, the “Bank Lead Arrangers”) for the Senior Secured Credit Facilities and will perform the duties customarily associated with such roles.

For purposes hereof, (i) “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein and (ii) “MUFG” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., MUFG Union Bank, N.A., MUFG Securities Americas Inc. and/or any of their affiliates as MUFG shall determine to be appropriate to provide the services contemplated herein.

Bank Administrative Agent:	JPMCB will act as sole and exclusive administrative agent (in such capacity, the “Bank Administrative Agent”) for the Bank Lenders and will perform the duties customarily associated with such role.

Collateral Agent:
JPMCB will act as sole and exclusive collateral agent (in such capacity, the “Collateral Agent”) for the Bank Lenders and Lender Counterparties and will perform the duties customarily associated with such role.

Syndication Agent:	Barclays, in its capacity as Syndication Agent.

Co-Documentation Agents:	Bank of America, N.A. (“BofA”), MUFG, Citi, Standard Chartered Bank (“SC”) and TD Securities (USA) LLC.

Bank Lenders:
Various banks, financial institutions and institutional lenders selected by the Bank Lead Arrangers in consultation and coordination with the Company, excluding any Disqualified Lender (each, a “Bank Lender” and, collectively, the “Bank Lenders”).

Amount of Senior Secured

Credit Facilities:	An aggregate of up to $2,040 million of senior secured first lien credit facilities (the “Senior Secured Credit Facilities”) consisting of:

(a)
a $1,640 million senior secured first lien term loan facility (the “Term Loan Facility”); provided that the Term Loan Facility shall be reduced (i) to the extent necessary to comply with the Existing Notes Ratio Test and (ii) in an amount equal to the Dollar Notes Shortfall; and

(b)	a $400 million senior secured first lien revolving credit facility (the “Revolving Credit Facility”).

Swing Line Loans:
At the Company’s option, a portion of the Revolving Credit Facility to be mutually agreed upon may be made available as swing line loans (“Swing Line Loans”) by JPMCB or another Bank Lender acceptable to the Company and the Bank Administrative Agent (the “Swing Line Lender”) on same-day notice. Any Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis and will bear interest at a rate per annum equal to the interest rate applicable to loans under the Revolving Credit Facility bearing interest based upon the Base Rate. Each Bank Lender under the Revolving Credit Facility will acquire an irrevocable and unconditional pro rata participation in each Swing Line Loan.

The Senior Secured Credit Facilities Documentation will contain mutually agreeable provisions to protect the Swing Line Lender in the event any Bank Lender under the Revolving Credit Facility is a Defaulting Lender (to be defined in a mutually acceptable manner and consistent with the Senior Secured Credit Facilities Documentation Principles).

Letters of Credit:
At the Company’s option, a portion of the Revolving Credit Facility to be mutually agreed upon (the “LC Sublimit”) may be made available for the issuance of standby letters of credit (“Letters of Credit”) by JPMCB, Barclays, BofA, Citi, MUFG and TD Bank, N.A. (each, an “Issuing Bank”), with commitments equal to 18.9%, 18.9%, 16.8%, 16.8%, 16.8% and 11.9%, respectively, of the aggregate principal amount of the LC Sublimit. The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. The provisions governing the issuance and reimbursement of Letters of Credit will be consistent with the Senior Secured Credit Facilities Documentation Principles; provided that Barclays shall only be required to issue standby Letters of Credit.

The Senior Secured Credit Facilities Documentation will contain mutually agreeable provisions substantially similar to those provisions contained in the Existing Credit Agreement to protect the Issuing Banks in the event any Bank Lender under the Revolving Credit Facility is a Defaulting Lender.

Incremental Facility:
The Company will have the right to increase the commitments under the Revolving Credit Facility or incur incremental term loan facilities (each such increase to the Revolving Credit Facility, an “Incremental Revolving Facility” and each such incremental term loan facility, an “Incremental Term Loan Facility” and, collectively, the “Incremental Facilities”) in an aggregate amount not to exceed the sum of (a) the greater of (x) $600 million and (y) 100% of the Company’s Consolidated EBITDA (to be defined in a manner consistent with the Senior Secured Credit Facilities Documentation Principles) for the period of four fiscal quarters most recently ended for which financial statements have been delivered to the Bank Lenders plus (b) the aggregate principal amount of any voluntary prepayments of Term Loans and Incremental Term Loans incurred under clause (a) above plus (c) an additional amount, so long as after giving effect to the incurrence of such additional amount, the First Lien Net Leverage Ratio (to be defined in a mutually acceptable manner and net of unrestricted cash and cash equivalents, with a cap on cash netting to be agreed) would not exceed 2.75:1.00 (or, if such Incremental Facility is incurred to finance a Permitted Acquisition, would not exceed the First Lien Net Leverage Ratio immediately prior to such incurrence) on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and the use of proceeds thereof (assuming that all commitments under any Incremental Revolving Facility were fully drawn and without netting the proceeds of any Incremental Facility then being incurred), in each case on terms and subject to conditions to be agreed; provided that the maximum amount of all Incremental Revolving Facilities shall not exceed $200,000,000 in aggregate; provided, further that the terms and conditions applicable to Incremental Facilities shall be otherwise consistent with the Existing Credit Agreement; provided that MFN protection consistent with that contained in Section 2.05(b)(iii)(A) of the Existing Credit Agreement will be applicable to the Term Loans but shall (1) be applicable only for the first twelve months following the Closing Date (the “Sunset Provision”) and (2) include exceptions for Incremental Term Facilities incurred in connection with a Change of Control or a transformative acquisition not otherwise permitted under the Senior Secured Credit Facilities Documentation (the “MFN Exceptions”).

Purpose/Use of Proceeds:
On the Closing Date, (a) the proceeds of the Term Loan Facility will be used to finance in part the Acquisition (including the repayment of all existing indebtedness under the Existing Credit Agreement) and the payment of fees and expenses in connection with the Acquisition and (b) a portion of the Revolving Credit Facility will be used (i) in an amount equal to the outstanding letters of credit issued under the Existing Credit Agreement to be deemed issued under the Revolving Credit Facility on the Closing Date and (ii) in an amount to be mutually agreed upon to finance in part the Acquisition and the payment of fees and expenses in connection with the Acquisition. After the Closing Date, the Revolving Credit Facility will be available to provide for the ongoing working capital requirements of the Company and its subsidiaries and for general corporate purposes.

Availability:	The Term Loan Facility will be available in one drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.
Amounts borrowed under the Revolving Credit Facility may be borrowed, repaid and reborrowed on and after the Closing Date until the Revolving Maturity Date.

Closing Date:	The date on which the loans under any of the Facilities are funded and the Acquisition is consummated (the “Closing Date”).

Maturity:	The maturity dates of each of the Senior Secured Credit Facilities will be as follows:
(a)    Term Loan Facility: The 7th anniversary of the Closing Date (the “Term Maturity Date”); and
(b)    Revolving Credit Facility: The 5th anniversary of the Closing Date (the “Revolving Maturity Date”).

Amortization:
Term Loan Facility: The outstanding principal amount of the Term Loan Facility will be payable in equal quarterly amounts of 1.00% per annum prior to the Term Maturity Date, with the remaining balance, together with all other amounts owed with respect thereto, payable on the Term Maturity Date.

Revolving Credit Facility: No amortization will be required with respect to the Revolving Credit Facility.

Interest Rate:	All amounts outstanding under the Facilities will bear interest, at the Company’s option, at a rate per annum equal to:
(a)    in the case of the Term Loan Facility, (I) the Base Rate (defined as the highest of (x) the prime rate of interest publicly announced from time to time by JPMCB, (y) the Federal Funds Rate plus 0.50% and (z) the Eurodollar Rate plus 1.00%) plus 1.75% per annum; or (II) the Eurodollar Rate (as defined in the Existing Credit Agreement and with changes to be agreed to address LIBOR discontinuation) plus 2.75% per annum; and
(b)     in the case of the Revolving Credit Facility, (I) the Base Rate plus 1.75% per annum; or (II) the Eurodollar Rate plus 2.75% per annum; provided that beginning on the date of the first interest period occurring after the date on which the Company delivers to the Bank Lenders financial statements for the first full fiscal quarter after the Closing Date, the applicable margin for the Revolving Credit Facility will be subject to step-downs to be agreed based upon the Total Net Leverage Ratio (to be defined in a mutually acceptable manner and consistent with the Senior Secured Credit Facilities Documentation Principles and net of unrestricted cash and cash equivalents, with a cap on cash netting to be agreed) as of the four-fiscal-quarter period ended as of the date of the applicable financial statements.
At no time will the Eurodollar Rate with respect to the Senior Secured Credit Facilities be deemed to be less than 0.00% per annum.

Default Interest:
Upon the occurrence and during the continuance of a payment, bankruptcy or insolvency default or event of default, interest on all overdue amounts will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand (the “Default Interest Rate”).

Interest Payments:
Monthly for loans bearing interest based upon the Base Rate; on the last day of the applicable interest periods (which will be one, three and six months or, if agreed by all Bank Lenders, 12 months) for loans bearing interest based upon the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods longer than three months); and upon each voluntary and mandatory repayment on the principal amount repaid, in each case payable in arrears and computed on the basis of a 360-day year or, with respect to loans bearing interest based upon clause (x) of the definition of Base Rate, a 365/366-day year.

Commitment Fees:
Commitment fees will initially be equal to 0.50% per annum times the daily average undrawn portion of the Revolving Credit Facility (with the face amount of all Letters of Credit issued and outstanding constituting drawings for such purposes). Swing Line Loans will, for purposes of the commitment fee calculation only, not be deemed to be a utilization of the Revolving Credit Facility. Beginning on the date of the first interest period occurring after the date on which the Company delivers to the Bank Lenders financial statements for the first full fiscal quarter after the Closing Date, the commitment fee will be determined in accordance with a pricing grid based on First Lien Net Leverage Ratios to be agreed.

Funding Protection and Taxes:	Consistent with the Senior Secured Credit Facility Documentation Principles.

Voluntary Payments:
The Senior Secured Credit Facilities may be repaid in whole or in part, without premium or penalty, upon one business day’s (or, in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate, three business days’) prior written notice, subject to (i) reimbursement of the Bank Lenders’ breakage costs in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate prior to the last day of the applicable interest period and (ii) payments of an amount provided below under the caption “Soft Call on Term Loans”.

Soft Call on Term Loans:
The Company will pay a “prepayment premium” in connection with any Repricing Event (as defined in the Existing Credit Agreement) with respect to all or any portion of the loans under the Term Loan Facility that occurs on or before the 6-month anniversary of the Closing Date, in an amount not to exceed 1.0% of the principal amount of the loans under the Term Loan Facility subject to such Repricing Event.

Mandatory Payments:	The Company will be required to make the following mandatory prepayments:
1. Asset Sale Proceeds: Prepayments in an amount equal to 100.0% (stepping down to 50% and 0% based upon the achievement of First Lien Net Leverage Ratios to be agreed, which shall be calculated without netting the proceeds of any asset sale for which the ratio is then being tested (the “Asset Sale Stepdowns”)) of the net cash proceeds of the sale or other disposition of any property or assets of the Company or any of its subsidiaries (including the sale by the Company of any equity interests in any of its subsidiaries and the issuance by any such subsidiary of any equity interests but excluding certain asset sales to be agreed), other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business, and other exceptions to be agreed consistent with the Senior Secured Credit Facilities Documentation

Principles and net cash proceeds that are reinvested (or committed to be reinvested) in other long-term assets useful in the business of the Company or any of its subsidiaries within 365 days of such sale or disposition or, if so committed to be reinvested within such period, reinvested within 180 days thereafter.
2. Casualty and Condemnation Proceeds: Prepayments in an amount equal to 100.0% (subject to the Asset Sale Stepdown) of the net cash proceeds of insurance or condemnation proceeds paid on account of any loss of any property or assets of the Company or any of its subsidiaries to the extent such proceeds exceed an amount to be agreed in any fiscal year, other than net cash proceeds that are reinvested (or committed to be reinvested) in other long-term assets useful in the business of the Company or any of its subsidiaries (or used to replace damaged or destroyed assets) within 365 days of receipt of such net cash proceeds or, if so committed to be reinvested within such period, reinvested within 180 days thereafter.
3. Indebtedness Proceeds: Prepayments in an amount equal to 100.0% of the net cash proceeds received from the incurrence of indebtedness by the Company or any of its subsidiaries (other than indebtedness otherwise permitted under the Loan Documents (unless permitted to be incurred solely if used to prepay loans under the Term Loan Facility)) payable no later than the business day following the date of receipt.
4. Excess Cash Flow: Prepayments in an amount equal to 50.0% of “Excess Cash Flow” (to be defined as set forth in the Existing Credit Agreement) of the Company and its subsidiaries, beginning with the fiscal year ending September 30, 2019, stepping down to 25.0% and 0% if the First Lien Net Leverage Ratio for the fiscal year for which Excess Cash Flow is being calculated is below levels to be agreed.
All of the foregoing mandatory prepayments will be applied in a manner consistent with the Senior Secured Credit Facilities Documentation Principles.
In addition, the Company will make mandatory payments in respect of the Revolving Credit Facility and/or cash collateralize Letters of Credit at any time that the aggregate amount of all extensions of credit outstanding under the Revolving Credit Facility at such time exceeds the aggregate amount of commitments thereunder at such time. Letters of Credit will be cash collateralized or replaced to the extent that the aggregate amount thereof exceeds the Letter of Credit sublimit.
Senior Secured Credit

Facilities Documentation:
The definitive documentation relating to the Senior Secured Credit Facilities (the “Senior Secured Credit Facilities Documentation”) will be negotiated in good faith, will be based on and substantially similar to that certain Credit Agreement, dated as of June 30, 2015 (as amended pursuant to Incremental Term Loan Amendment No. 1 dated as of May 24, 2016, Amendment No. 2 dated as of July 8, 2016 and Refinancing Amendment No. 1 dated as of March 16, 2017, the “Existing Credit Agreement”), among Energizer Holdings, Inc., as borrower, the various lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent thereunder, with (a) changes to conform to matters specified in this Annex B, (b) such other changes to the terms set forth therein as may be mutually agreed upon, taking into account the operational and strategic requirements of the Company and its subsidiaries (after giving effect to the Acquisition and the other transactions contemplated by the Commitment Letter) in light of their capitalization, size, business, industry, matters disclosed in the Acquisition Agreement and the Company’s proposed business plan, and (c) JPMCB’s customary requirements for transactions where it acts as agent, including, without limitation, customary European Union Bail-In provisions (collectively, the “Senior Secured Credit Facilities Documentation Principles”). In addition, Consolidated EBITDA will be defined in a manner consistent with the Senior Secured Credit Facilities Documentation Principles and, in any event, will allow uncapped addbacks for (1) cost savings, operating expense reductions and synergies arising from actions taken in the relevant measurement period and reasonably expected to be realized within 24 months after taking the action giving rise thereto, (2) restructuring and business optimization expenses and (3) one-time costs, in each case as set forth in clauses (ix) through (xi) in the definition of Consolidated EBITDA in the Existing Credit Agreement (the “EBITDA Addbacks”).

Collateral:
The obligations of the Company and the Guarantors under the Senior Secured Credit Facilities, each Guarantee, any cash management arrangements with a Lender Counterparty and any Hedging Arrangements with a Lender Counterparty (other than Excluded Swap Obligations) will be secured by perfected first priority security interests in substantially all tangible and intangible assets, including without limitation substantially all personal, real and mixed property of the Company and the Guarantors (including the assets of the Acquired Business), subject to customary limitations on equity of foreign subsidiaries and other limitations and exceptions to be mutually agreed upon and consistent with the Senior Secured Credit Facilities Documentation Principles (collectively, the “Collateral”).

Representations and

Warranties:
Substantially similar to the Existing Credit Agreement, as modified pursuant to the Senior Secured Credit Facilities Documentation Principles, consisting of: organization, requisite power and authority, qualification; due authorization; no conflicts and governmental consents; financial statements; no material adverse change; taxes; litigation, contingencies and violations; subsidiaries, equity interests and ownership; ERISA; accuracy of information; margin stock; compliance with laws; no default; assets and properties; Investment Company Act and statutory indebtedness restrictions; insurance; labor matters; environmental matters; solvency; Patriot Act; sanctions; anti-corruption; security documents and collateral matters; no brokers.

Affirmative Covenants:
Substantially similar to the Existing Credit Agreement, as modified pursuant to the Senior Secured Credit Facilities Documentation Principles, consisting of: delivery of annual and quarterly financial statements; compliance certificates; notices of default and other adverse developments, ERISA notices and other reports, and information reasonably requested; preservation of existence and conduct of business; compliance with laws; payment of obligations; insurance; inspection rights; books and records; ERISA compliance; maintenance of property; environmental compliance; use of proceeds; further assurances and information with respect to collateral and additional guarantees and collateral; maintenance of ratings; and designation of subsidiaries.

Negative Covenants:
Substantially similar to the Existing Credit Agreement, as modified pursuant to the Senior Secured Credit Facilities Documentation Principles (including with respect to basket sizes, which are to be agreed), consisting of limitations on: indebtedness; liens; fundamental changes and business activities; investments, loans, advances, guarantees and acquisitions; asset sales; restricted payments; certain payments of indebtedness; transactions with affiliates; restrictive agreements; amendments to organizational documents and certain debt documents; changes in fiscal periods; swap agreements; and margin activities and use of proceeds. Without limiting the foregoing, the negative covenants in the Senior Secured Credit Facilities Documentation will provide for the following exceptions:

(a)    the incurrence of Permitted Debt (as defined in the Existing Credit Agreement, subject to the terms and conditions set forth therein and with a weighted average life to maturity no shorter than the Term Loans, and a sublimit to be agreed for non-Loan Parties) will be permitted subject to the following ratio tests (in each case, on a pro forma basis as of the most recently ended fiscal quarter for which financial statements have been delivered): (i) in the case of indebtedness that is secured on a pari passu basis with the Senior Secured Credit Facilities, compliance with a First Lien Net Leverage Ratio of 2.75:1.00 (or, if such indebtedness is incurred in connection with a Permitted Acquisition, no higher than the First Lien Net Leverage Ratio immediate prior to giving effect to such incurrence and Permitted Acquisition), provided that any such indebtedness in the form of term loans shall be subject to the “MFN” protection that applies to Incremental Term Facilities, (ii) in the case of indebtedness that is secured on a junior basis to the Senior Secured Credit Facilities, compliance with a Senior Secured Net Leverage Ratio (to be defined in a mutually acceptable manner and consistent with the Senior Secured Credit Facilities Documentation Principles and net of unrestricted cash and cash equivalents, with a cap on cash netting to be agreed) of 2.75:1.00 (or, if such indebtedness is incurred in connection with a Permitted Acquisition, no higher than the Senior Secured Net Leverage Ratio immediate prior to giving effect to such incurrence and Permitted Acquisition) and (iii) in the case of unsecured indebtedness, compliance with a Total Net Leverage Ratio of the Total Net Leverage Ratio on the Closing Date (or, if such indebtedness is incurred in connection with a Permitted Acquisition, no higher than the Total Net Leverage Ratio immediate prior to giving effect to such incurrence and Permitted Acquisition);
(b)    (i) investments will be permitted on an unlimited basis (subject to no default) so long as the pro forma Total Net Leverage Ratio is less than or equal to 4.75:1.00 and (ii) Permitted Acquisitions shall be unlimited subject to the absence of any event of default and a cap to be agreed on acquisitions of non-Loan Parties;
(c)    restricted payments will be permitted (i) up to $100 million per fiscal year for dividends on common stock, subject to the absence of any event of default and (ii) on an unlimited basis (subject to no default) so long as the pro forma Total Net Leverage Ratio is less than or equal to 4.00:1.00;
(d)      prepayments of junior debt will be permitted on an unlimited basis (subject to no default) so long as the pro forma Total Net Leverage Ratio is less than or equal to 4.75:1.00; and
(e)     an “Available Amount” basket on substantially the same terms as the Existing Credit Agreement (with the consolidated net income-based “builder” portion commencing on the first fiscal quarter ending after the Closing Date) provided that the “starter” basket thereof shall be set at the greater of (x) an amount to be agreed and (y) the corresponding percentage of Consolidated EBITDA for the most-recently ended period of four fiscal quarters as of the Closing Date.

Financial Covenant:	Term Loan Facility: None.
Revolving Credit Facility: A maximum Total Net Leverage Ratio set to 6.25:1.00, subject to two step downs at Total Net Leverage Ratios to be agreed (the “Financial Covenant”). The financial covenant will be tested as of the last day of any fiscal quarter (for the period of four quarters then ended).

Events of Default:
Substantially similar to the Existing Credit Agreement, as modified pursuant to the Senior Secured Credit Facilities Documentation Principles, consisting of: non-payment; breach of covenant; breach of representation or warranty; cross-default and cross-acceleration; bankruptcy and insolvency events; judgments; invalidity of loan document or lien on Collateral; ERISA events and Change of Control.

Conditions to Extensions

of Credit on Closing Date:
The several obligations of each Bank Lender to make the initial loans and extensions of credit under the Senior Secured Credit Facilities on the Closing Date will be subject only to the conditions precedent referred to in the first paragraph of Section 2 of the Commitment Letter and those listed on Annex D attached to the Commitment Letter.

Conditions to Extensions of

Credit after Closing Date:
The several obligation of each Bank Lender to make loans and other extensions of credit under the Revolving Credit Facility after the Closing Date will be subject to the following conditions: (i) prior written notice of borrowing, (ii) the accuracy of representations and warranties in all material respects (or, in each case, if such representation or warranty is qualified by or subject to materiality or a “material adverse change”, “material adverse effect” or similar term or qualification, in all respects) and (iii) the absence of any default or event of default.

Assignments and

Participations:
Substantially similar to the Existing Credit Agreement, as modified pursuant to the Senior Secured Credit Facilities Documentation Principles, including that each Bank Lender will be permitted to make assignments in minimum amounts set forth in the Existing Credit Agreement to other entities (but not Disqualified Lenders) approved by (x) the Bank Administrative Agent, (y) with respect to any assignments of Revolving Loans, the Issuing Banks and (z) so long as no payment or bankruptcy default has occurred and is continuing, the Company, each such approval not to be unreasonably withheld or delayed; provided, however, that (i) no approval of the Company shall be required in connection with assignments in connection with the primary syndication of the Facilities to Bank Lenders selected by the Lead Arrangers in consultation with the Company or assignments to other Bank Lenders or any of their affiliates or approved funds, (ii) the Company shall be deemed to have given consent to an assignment if it shall have failed to respond to a written notice thereof within 10 business days and (iii) no approval of the Bank Administrative Agent shall be required in connection with assignments to other Bank Lenders or any of their affiliates or approved funds. Each Lender will also have the right, without consent of the Company or the Bank Administrative Agent, to assign as security all or part of its rights under the Senior Secured Credit Facilities Documentation to any Federal Reserve Bank. Bank Lenders will be permitted to sell participations with voting rights limited to customary significant matters. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Bank Administrative Agent in its sole discretion.

Notwithstanding the foregoing, in no event will the Bank Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Bank Lender or participant is a Disqualified Lender or have any liability in connection therewith. The Bank Administrative Agent shall post or otherwise make available to Lenders a list of all Disqualified Lenders.

Assignments of loans under the Term Loan Facility to the Company or any of its subsidiaries shall be permitted subject to satisfaction of conditions consistent with the Existing Credit Agreement, including that (i) no default or event of default shall exist or result therefrom, (ii) the Company or such subsidiary shall make an offer to all Bank Lenders in accordance with “Dutch auction” procedures consistent with those set forth in the Existing Credit Agreement, (iii) the Company must provide a customary representation and warranty as to disclosure of information, (iv) upon the effectiveness of any such assignment, such loans shall be automatically retired and (v) no borrowings under the Revolving Credit Facility shall be used to fund any such assignment.

Amendments and

Required Lenders:
Substantially similar to the Existing Credit Agreement, as modified pursuant to the Senior Secured Credit Facilities Documentation Principles, including that amendments and waivers of the provisions of the Senior Secured Credit Facilities Documentation will require the approval of Bank Lenders holding more than 50% of the aggregate Senior Secured Credit Facilities (the “Required Lenders”), except that (a) the consent of each Bank Lender directly and adversely affected thereby will also be required with respect to (i) increases in commitment amount of such Bank Lender, (ii) reductions of principal, interest (other than default interest), or fees payable to such Bank Lender, (iii) extensions of scheduled maturities or times for payment of amounts payable to such Bank Lender and (iv) changes in certain pro rata provisions and (b) the consent of each Bank Lender shall be required with respect to (i) releases of all or substantially all of the Collateral or the release of all or substantially all of the value of any guaranties (other than with respect to a sale permitted under the Senior Secured Credit Facilities Documentation) and (ii) the definition of Required Lenders or other voting provisions. Notwithstanding the foregoing, (i) only Bank Lenders holding at least a majority of the Revolving Credit Facility (the “Required Revolving Lenders”) will have the ability to amend the Financial Covenant, waive a breach of the Financial Covenant or accelerate the Revolving Credit Facility upon a breach of the Financial Covenant and (ii) a breach of the Financial Covenant will not constitute an Event of Default with respect to the Term Loan Facility or trigger a cross-default under the Term Loan Facility until the date on which the Revolving Credit Facility has been accelerated and terminated by the Required Revolving Lenders in accordance with the terms of the Revolving Credit Facility.

Indemnity and Expenses:
Substantially similar to the Existing Credit Agreement, as modified pursuant to the Senior Secured Credit Facilities Documentation Principles, including that the Bank Administrative Agent, the Bank Lead Arrangers and the Bank Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability to the Company, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the Senior Secured Credit Facilities or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence, bad faith or willful misconduct of the indemnified party).

Governing Law and

Jurisdiction:	New York.
Counsel to the Bank Lead
Arrangers and the

Bank Administrative Agent:	Davis Polk & Wardwell LLP.

Annex C
Summary of the Bridge Facility
This Summary outlines certain terms of the Bridge Facility referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Company:	Energizer Holdings, Inc. (the “Company”).

Guarantors:
Each subsidiary of the Company that is or is required to be a guarantor under the Senior Secured Credit Facilities (as defined in Annex B to the Commitment Letter) (the “Guarantors”) will guarantee (the “Guarantee”) all obligations of the Company under the Bridge Facility.

Joint Lead Arrangers and

Joint Bookrunners:
Barclays Bank PLC (“Barclays”), JPMorgan Chase Bank, N.A. (“JPMCB”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates), Citigroup Global Markets Inc. and MUFG (as defined below) will act as lead arrangers and lead bookrunners (in such capacities, the “Bridge Lead Arrangers”) for the Bridge Facility and will perform the duties customarily associated with such roles.

For purposes hereof, (i) “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein and (ii) “MUFG” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., MUFG Union Bank, N.A., MUFG Securities Americas Inc. and/or any of their affiliates as MUFG shall determine to be appropriate to provide the services contemplated herein.

Bridge Administrative Agent:	Barclays, in its capacity as Administrative Agent (the “Bridge Administrative Agent” and, together with the Bank Administrative Agent and the Collateral Agent, the “Agents”).

Bridge Syndication Agent:	JPMCB.

Bridge Co-Documentation Agents:	Bank of America, MUFG, Citi, Standard Chartered Bank and TD Securities (USA) LLC.

Bridge Lenders:
A syndicate of financial institutions selected by the Bridge Lead Arrangers in consultation and coordination with the Company, excluding any Disqualified Lenders (each, a “Bridge Lender” and, collectively, the “Bridge Lenders”).

Amount of Bridge Loans:	Up to $720 million plus any amounts by which the Term Loan Facility is reduced in order to comply with the Existing Notes Ratio Test in aggregate principal amount of senior unsecured increasing rate loans (the “Bridge Loans”) will be available in a single draw on the Closing Date.
The aggregate principal amount of the Bridge Loans available to be borrowed on the Closing Date will be automatically reduced by (i) the gross proceeds received by the Company or any of its subsidiaries from any non-ordinary course asset sale after January 15, 2018 and on or prior to the Closing Date to the extent not required to prepay the loans under the Existing Credit Agreement and (ii) the gross proceeds received by the Company or any of its subsidiaries (including any such proceeds funded into escrow) from any sale or placement of Notes or other Takeout Notes or equity securities (other than pursuant to employee or director compensation plans or arrangements) after January 15, 2018 and on or prior to the Closing Date.

Closing Date:	The date on which Bridge Loans are made and the Acquisition is consummated (the “Bridge Closing Date”).

Ranking:
The Bridge Loans, the Guarantees and all obligations with respect thereto will be senior unsecured obligations and rank pari passu in right of payment with all of the Company’s and the Guarantors’ existing and future senior obligations (including all obligations under the Senior Secured Credit Facilities).

Security:	None.

Maturity:
The Bridge Loans will mature on the first anniversary of the Bridge Closing Date (the “Conversion Date”); provided that on the Conversion Date, so long as there is no payment or bankruptcy default and the Conversion Fee (as defined in the Facilities Fee Letter) has been paid, the Bridge Loans will automatically convert into senior unsecured term loans maturing on the eighth anniversary of the Closing Date (the “Rollover Loans”). At any time and from time to time, on or after the Conversion Date, upon reasonable prior written notice and in a minimum principal amount of at least $150.0 million, the Rollover Loans may be exchanged (each such exchange, an “Exchange”), in whole or in part, at the option of the applicable Bridge Lender or Bridge Lenders, for senior unsecured exchange notes (the “Exchange Notes”), in a principal amount equal to the principal amount of the Rollover Loans so exchanged and having the same maturity date as the Rollover Loans so exchanged.

The Exchange Notes will be issued pursuant to an indenture (the “Indenture”) that will have the terms set forth on Exhibit 1 to this Annex C.

Demand Failure Event:	Any failure to comply with the terms of a Bridge Takeout Notice (as defined in the Facilities Fee Letter) for any reason will be deemed to be a “Demand Failure Event” (as defined in the Facilities Fee Letter) under the Bridge Facility Documentation. A Demand Failure Event will not constitute a default or event of default under the Bridge Facility.

Interest Rate:
Until the earlier of (i) the Conversion Date or (ii) the occurrence of a Demand Failure Event, the Bridge Loans will bear interest at a floating rate, reset quarterly, as follows: (x) for the first three-month period commencing on the Bridge Closing Date, the Bridge Loans will bear interest at a rate per annum equal to the reserve adjusted Eurodollar Rate (subject to a reserve adjusted Eurodollar Rate Floor of 1.00% per annum), plus 500 basis points (collectively, the “Bridge LIBOR Rate”) and (y) thereafter, interest on the Bridge Loans will be payable at a floating per annum rate equal to the interest rate applicable during the prior three-month period, in each case plus the Bridge Spread, reset at the beginning of each subsequent three-month period. The “Bridge Spread” will initially be 50 basis points (commencing three months after the Bridge Closing Date) and will increase by an additional 50 basis points every three months thereafter. Notwithstanding the foregoing, at no time will the per annum interest rate on the Bridge Loans exceed the Total Cap (as defined in the Facilities Fee Letter) then in effect (plus default interest, if any).

From and after the earlier of the Conversion Date or the occurrence of a Demand Failure Event, the Bridge Loans will bear interest at a fixed rate equal to the Total Cap (plus default interest, if any).
Prior to the earlier of the Conversion Date or the occurrence of a Demand Failure Event, interest will be payable at the end of each interest period. Accrued interest will also be payable in arrears on the Conversion Date and on the date of any prepayment of the Bridge Loans or Rollover Loans. From and after the Conversion Date or occurrence of a Demand Failure Event, interest will be payable quarterly in arrears and on the date of any prepayment of the Bridge Loans or Rollover Loans.
As used herein, the term “reserve adjusted Eurodollar Rate” will have the meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type.
Upon the occurrence and during the continuance of a payment, bankruptcy or insolvency default or event of default or any other event of default, interest on all amounts then outstanding will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand (the “Default Interest Rate”); provided that unless such event is a payment, bankruptcy or insolvency default or event of default, such Default Interest Rate will only apply at the request of the Required Lenders.

Funding Protection:	The Bridge Facility Documentation will include funding protection provisions substantially similar to those provisions contained in the Senior Secured Credit Facilities.

Mandatory Prepayment:
Prior to the Conversion Date and to the extent permitted by the Senior Secured Credit Facilities, 100% of the net proceeds to the Company, or any of its subsidiaries (including the Acquired Business and its subsidiaries) from (a) any direct or indirect public offering or private placement of any debt or equity or equity-linked securities (other than issuances pursuant to employee or director compensation plans or arrangements), (b) any future bank borrowings (except borrowings under the Senior Secured Credit Facilities or other debt to fund working capital in the ordinary course) and (c) subject to certain ordinary course exceptions and reinvestment rights, any future asset sales or receipt of insurance proceeds, will be used to repay the Bridge Loans, in each case at 100% of the principal amount of the Bridge Loans prepaid plus accrued interest to the date of prepayment. Mandatory prepayments of the Bridge Loans will be applied ratably among the outstanding Bridge Loans. Any proceeds from the sale or other placement of Notes or other Takeout Notes funded or purchased by a Bridge Lender or one or more of its affiliates will be applied, first, to refinance the Bridge Loans held at that time by such Bridge Lender, and second, in accordance with the pro rata provisions otherwise applicable to prepayments.

From and after the Conversion Date, the mandatory prepayment provisions in the Bridge Facility Documentation will provide that the Company will prepay the outstanding Rollover Loans, on a pro rata basis, subject to exceptions and reinvestment rights consistent with those applicable to the Exchange Notes, with 100% of the net proceeds of any future non ordinary course asset sales, at 100% of the principal amount of the Rollover Loans prepaid plus accrued interest to the date of prepayment; provided that each holder of Rollover Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph.
Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Rollover Loans from exchanging Rollover Loans for Exchange Notes on or after the first anniversary of the Bridge Closing Date.

Change of Control:
Upon the occurrence of a Change of Control (as defined in the Existing Indenture), the Company will be required to prepay in full all outstanding Bridge Loans at par plus accrued interest to the date of prepayment. Prior to making any such prepayment, the Company will, within 30 days following the Change of Control, repay all obligations under the Senior Secured Credit Facilities or obtain any required consent of the lenders under the Senior Secured Credit Facilities to make such prepayment of the Bridge Loans. From and after the Conversion Date or any Demand Failure Event, each holder of Bridge Loans or Rollover Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph. From and after the occurrence of a Demand Failure Event, any such offer to prepay shall be at 101% of the principal amount of the outstanding Bridge Loans or Rollover Loans.

Voluntary Prepayment:
Prior to the Conversion Date, Bridge Loans may be prepaid, in whole or in part, at the option of the Company, at any time (except as provided below) without premium or penalty, upon five business days’ written notice, such prepayment to be made at par plus accrued interest.

From and after the Conversion Date and prior to the maturity thereof, Rollover Loans may be prepaid on terms applicable to Bridge Loans. If a Demand Failure Event occurs, the Bridge Loans and Rollover Loans may only be prepaid, in whole or in part, at the option of the Company, at any time upon three days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium that would apply to a voluntary redemption of Exchange Notes.

Bridge Facility Documentation:
The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) will be negotiated in good faith, will contain the terms and conditions set forth in this Annex C and, to the extent not provided for herein, will be based on (i) the terms of the Senior Secured Credit Facilities, with customary changes to reflect the interim nature of the Bridge Facility and the fact that the Bridge Facility is unsecured and (ii) as and to the extent explicitly indicated below, the Indenture governing the Existing Notes (the “Existing Indenture”), and will take into account the operational and strategic requirements of the Company and its subsidiaries (after giving effect to the Acquisition and the other transactions contemplated by the Commitment Letter) in light of their capitalization, size, business, industry, matters disclosed in the Acquisition Agreement and the Company’s proposed business plan (collectively, the “Bridge Documentation Principles” and, together with the Senior Secured Credit Facilities Documentation Principles, the “Documentation Principles”).

Representations and Warranties:
The Bridge Facility Documentation will contain representations and warranties consistent with the Senior Secured Credit Facilities with changes as are usual and customary for financings of this kind, consistent with the Bridge Documentation Principles.

Covenants:
The Bridge Facility Documentation will contain the following covenants: (a) affirmative covenants consistent with the Senior Secured Credit Facilities with changes as are usual and customary for financings of this kind, consistent with the Bridge Documentation Principles; (b) incurrence-based negative covenants that are usual and customary for publicly traded high-yield debt securities, consistent with the Existing Indenture; provided that prior to the first anniversary of the Bridge Closing Date, the restricted payments, liens and debt incurrence covenants in the Bridge Facility Documentation will be more restrictive than the Existing Indenture in a manner to be agreed. There will not be any financial maintenance covenants in the Bridge Facility Documentation.

Events of Default:
The Bridge Facility Documentation will contain such events of default as are consistent with the Senior Secured Credit Facilities (other than with respect to change of control), consistent with the Bridge Documentation Principles.

Conditions Precedent to

Borrowing:
The several obligations of the Bridge Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject only to the conditions precedent referred to in the first paragraph of Section 2 of the Commitment Letter and those listed on Annex D attached to the Commitment Letter.

Assignments and Participations:
Subject to the prior notification of the Bridge Administrative Agent, each of the Bridge Lenders may assign all or (subject to minimum assignment amount requirements) any part of its Bridge Loans to its affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are “Eligible Assignees,” as defined in the Bridge Facility Documentation, other than Disqualified Lenders (the list of which will be made available to all Bridge Lenders).

Upon such assignment, such Eligible Assignee will become a Bridge Lender for all purposes under the Bridge Facility Documentation; provided that assignments made to affiliates and other Bridge Lenders will not be subject to any minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment. The Bridge Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective Bridge Loans other than Disqualified Lenders (the list of which will be made available to all Bridge Lenders).

Requisite Lenders:	Bridge Lenders holding at least a majority of total Bridge Loans, with certain amendments requiring the consent of Bridge Lenders holding a greater percentage (or all) of the total Bridge Loans.

Indemnity and Expenses:
The Bridge Facility Documentation will provide customary and appropriate provisions relating to expense reimbursement, indemnity and related matters as are consistent with the Senior Secured Credit Facilities and the Bridge Documentation Principles.

Governing Law and Jurisdiction:	New York.
Counsel to the Bridge Lead
Arrangers and the Bridge

Administrative Agent:	Davis Polk & Wardwell LLP.

Exhibit 1 to Annex C
Summary of Exchange Notes
This Summary of Exchange Notes outlines certain terms of the Exchange Notes referred to in Annex C to the Commitment Letter, of which this Exhibit 1 is a part. Capitalized terms used herein have the meanings assigned to them in Annex C to the Commitment Letter.
Exchange Notes
At any time on or after the Conversion Date, upon not less than five business days’ prior notice, Bridge Loans may, at the option of a Bridge Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Bridge Loans so exchanged. At a Bridge Lender’s option, Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by such Bridge Lender to the Company of an equal principal amount of Bridge Loans. No Exchange Notes will be issued until the Company receives requests to issue at least $150.0 million in aggregate principal amount of Exchange Notes. The Company will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended. The Company will appoint a trustee reasonably acceptable to the Bridge Lenders.

Final Maturity:	Same as the Bridge Loans.

Interest Rate:	Each Exchange Note will bear interest at a fixed rate equal to the Total Cap then in effect (plus default interest, if any). Interest will be payable semiannually in arrears.
After the occurrence and during the continuance of an Event of Default, interest on all amounts outstanding will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Optional Redemption:
The Exchange Notes may be redeemed, in whole or in part, at the option of the Company, at any time upon not less than 30 nor more than 60 days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Bridge Closing Date and (ii) 50% of the Total Cap from and including the third anniversary of the Bridge Closing Date to but excluding the fourth anniversary of the Bridge Closing Date, and then declining to 25% of the Total Cap on the fourth anniversary of the Bridge Closing Date and to zero on the fifth anniversary of the Bridge Closing Date.

In addition, prior to the third anniversary of the Bridge Closing Date, up to 40% of the original principal amount of the Exchange Notes may be redeemed with an amount equal to the proceeds of a qualifying equity offering by the Company at a redemption price equal to par plus the Total Cap and accrued interest.

Defeasance Provisions of

Exchange Notes:	Substantially similar to the Existing Notes.

Modification:	Substantially similar to the Existing Notes.

Change of Control:	Substantially similar to the Existing Notes, at 101%.

Covenants:
The Indenture will include covenants customary for publicly traded high yield debt securities, consistent with the Existing Indenture with adjustments to take into account the size of the Company and its subsidiaries (after giving effect to the Acquisition and the other transactions contemplated by the Commitment Letter) and the Company’s proposed business plan. There will not be any financial maintenance covenants in the Indenture.

Events of Default:	The Indenture will provide for Events of Default customary for publicly traded high yield debt securities, consistent with the Existing Indenture.

Registration Rights:	None; 144A for life.

Annex D
Additional Conditions Precedent to the Facilities
These Additional Conditions Precedent, together with those set forth in the first paragraph of Section 2 of the Commitment Letter, set forth the only conditions precedent to the effectiveness of, and the initial funding under, the Facilities referred to in the Commitment Letter, of which this Annex D is a part. Certain capitalized terms used herein are defined in the Commitment Letter.
The only conditions to the effectiveness of, and the initial funding under, the Facilities shall consist of the following (together with the other conditions to funding expressly set forth in the first paragraph of Section 2 of the Commitment Letter):

1.
The Acquisition shall have been consummated or will be consummated concurrently with the initial funding under the Facilities in all material respects in accordance with the Acquisition Agreement. No conditions precedent to the consummation of the Acquisition or other provision of the Acquisition Agreement shall have been waived, modified, supplemented or amended (and no consent granted), in a manner materially adverse to the Lead Arrangers or the Lenders in their capacities as Lenders, in each case, without the consent of the Lead Arrangers, not to be unreasonably withheld or delayed; provided that, without limitation, (i) any changes to the definition of “Material Adverse Effect” shall be deemed materially adverse and (ii) any increase or decrease in the acquisition consideration shall not be deemed to be materially adverse to the Lead Arrangers or the Lenders so long as (1) any increase is funded by cash on hand or proceeds of an offering of the Company’s equity (the form of which, to the extent not in the form of common equity, will be reasonably satisfactory to the Lead Arrangers) and (2) any decrease is allocated to reduce the Facilities on a pro rata basis; provided that Funded Indebtedness (as defined in the Acquisition Agreement as in effect on January 15, 2018) of the Acquired Business included in Closing Net Indebtedness (as defined in the Acquisition Agreement) shall be applied to reduce the Facilities only to the extent such debt (A) consists of (x) Funded Indebtedness of the type described in clause (d) of the definition thereof in an aggregate principal amount that exceeds (when taken together with amounts included in the threshold of $20,000,000 set forth in the definition of Closing Net Indebtedness) $49,000,000 or (y) Funded Indebtedness that is not in the form of working capital indebtedness, local currency lines, equipment leases and similar items incurred in the ordinary course of business (“Permitted Surviving Debt”) or consists of Permitted Surviving Debt but exceeds $20,000,000 in aggregate principal amount for all such Permitted Surviving Debt and (B) is not repaid, redeemed, defeased or otherwise discharged, and any liens securing such Funded Indebtedness released, substantially simultaneously with the funding of the Facilities on the Closing Date.

2.
The Lead Arrangers shall have received (i) (A) audited consolidated balance sheets of the Company as at the end of each of the two fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date, and related statements of earnings and comprehensive income (loss), shareholders’ equity and cash flows of the Company and accompanying notes to such financial statements for each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date and (B) audited combined carve-out balance sheets of the Acquired Business as at the end of each of the two fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date, and related statements of income, comprehensive income, shareholders’ equity and cash flows of the Acquired Business and accompanying notes to such financial statements for each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date; (ii) (A) an unaudited consolidated balance sheet of the Company as at the end of, and related statements of earnings and comprehensive income (loss), and cash flows of the Company and accompanying notes to such financial statements for, each fiscal quarter (and the corresponding quarter in the prior fiscal year), other than the fourth quarter of the Company’s fiscal year, subsequent to the date of the most recent audited financial statements of the Company and ended more than 40 days prior to the Closing Date which financial statements under this clause (ii)(A) shall have been prepared in accordance with U.S. GAAP and Regulation S-X, that have been reviewed by the Company’s independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board (“PCAOB”) in AU 722 and (B) an unaudited combined carve-out balance sheet of the Acquired Business as at the end of, and related statements of income and comprehensive income, and cash flows of the Acquired Business and accompanying notes to such financial statements for, each fiscal quarter (and the corresponding quarter in the prior fiscal year), other than the fourth quarter of the Acquired Business’ fiscal year, subsequent to the date of the most recent audited financial statements of the Acquired Business and ended more than 40 days prior to the Closing Date which financial statements in the case of this clause (ii)(B) shall have been prepared in accordance with U.S. GAAP and Regulation S-X, that have been reviewed by the Acquired Business’ independent accountants as provided in the procedures specified by the PCAOB in AU 722; and (iii) a customary unaudited pro forma balance sheet and customary unaudited pro forma statements of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed twelve month period referred to in clauses (i) and (ii) above, which pro forma financial statements prepared after giving effect to the transactions contemplated herein (including the incurrence of this financing) as if such transactions had occurred as of such date (in the case of each balance sheet) or at the beginning of such period (in the case of each of the other financial statements) in each case compliant in all material respects with the requirements of Regulation S-K and Regulation S-X under the Securities Act for offerings of debt securities on a registration statement on Form S-1 for a non-reporting company (an “S-1 Registration Statement”) and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act.

3.
All reasonable and documented costs and expenses (including, without limitation, reasonable and invoiced out-of-pocket legal fees and expenses, title premiums, survey charges and recording taxes and fees) and the fees and other compensation contemplated by the Commitment Letter and the Fee Letters payable to the Commitment Parties, the Lead Arrangers, the Agents or the Lenders on the Closing Date and, with respect to expenses, invoiced at least two business days prior to such date shall, upon the initial borrowing under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

4.
All third-party indebtedness of the Company under the Existing Credit Agreement shall, upon the borrowing under the Facilities, have been, or will be substantially simultaneously, repaid, redeemed, defeased or otherwise discharged, and any liens securing such indebtedness released (other than certain existing letters of credit outstanding under the Existing Credit Agreement that, on the Closing Date, will be grandfathered into, or backstopped by letters of credit issued under, the revolving credit facility under the Existing Credit Agreement or cash collateralized in a manner satisfactory to the issuing banks thereof).

5.
The Company shall have delivered to the Lead Arrangers the following documentation relating to the Company and all of the Guarantors consistent with the Senior Secured Credit Facilities Documentation Principles and the Bridge Documentation Principles: (i) customary legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates as to the Company and each of the Guarantors; (ii) customary evidence of authority; (iii) customary prior written notice of borrowing; and (iv) a solvency certificate from the chief financial officer of the Company substantially in the form of Annex I hereto, certifying that the Company and its subsidiaries are, on a consolidated basis after giving effect to the transactions contemplated hereby, solvent. Solely with respect to the Senior Secured Credit Facilities and subject to the Limited Conditionality

Provisions, all documents and instruments required to create and perfect the Collateral Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing. The Specified Acquisition Agreement Representations will be true and correct to the extent provided in the first paragraph of Section 2 of the Commitment Letter. The Specified Representations will be true and correct in all material respects (except that any such representation qualified by materiality or material adverse effect will be true and correct in all respects).

6.
The Commitment Parties shall have received at least three business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested at least ten days prior to the Closing Date.

7.
With respect to the Senior Secured Credit Facilities and the Bridge Facility, the Lead Arrangers shall have received customary Confidential Information Memoranda (which shall include the financial statements described in paragraph (2) above for use in the syndication of the Senior Secured Credit Facilities by a date sufficient to afford the Lead Arrangers a period of at least 15 consecutive business days to syndicate the Senior Secured Credit Facilities prior to the Closing Date; provided that (i) if such period has not ended on or prior to August 17, 2018, such period shall be deemed not to have commenced until September 4, 2018, (ii) the days from November 22, 2018 through November 25, 2018 shall not be included when counting the 15 business days, (iii) if such period has not ended on or before December 21, 2018, it shall not commence until January 2, 2019 and (iv) if such period has not ended on or before November 12, 2018, it will not commence until the audited financial statements of each of the Company and the Acquired Business meeting the requirements of clauses (i)(A) and (ii)(A) of paragraph (2) above have been received by the Lead Arrangers.

8.
With respect to the Bridge Facility, (a) the Company shall have entered into an engagement letter with one or more investment banks (the “Investment Banks”) reasonably acceptable to the Commitment Parties, pursuant to which the Company will engage the Investment Banks in connection with a potential issuance of Notes (with the Commitment Parties acknowledging that the condition specified in this clause (a) has been satisfied) and (b) prior to the Closing Date there shall have elapsed at least 15 consecutive business days after the date on which the Company shall have provided to the Lead Arrangers (1) a customary preliminary offering memorandum suitable for use during such period in a customary “high yield road show” relating to the offering of the Notes pursuant to Rule 144A under the Securities Act (except that the “description of notes” and “plan of distribution” sections may be excluded, provided that the Company will cooperate with the Investment Banks to assist with preparation of the “description of notes” section), including audited annual financial statements of the Company and the Acquired Business contemplated by paragraph 2 above and PCAOB AU 722 reviewed interim financial statements of the Company and the Acquired Business for the interim periods contemplated by paragraph 2 above and any other business the financials of which would be required to be included pursuant to Rule 3-05 of Regulation S-X if the offering was done on a registered basis (but excluding, in any event, with respect to the Acquired Business, information required by Section 3-09, Section 3-10, or Section 3-16 of Regulation S-X or “segment reporting”, Compensation Discussion and Analysis required by Item 402 of Regulation S-K and other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities pursuant to Rule 144A), pro forma financial statements giving effect to the Acquisition and other recent or probable material acquisitions (to the extent required in an S-1 Registration Statement) and other financial data of the type and form customarily included in offering memoranda, prospectuses and similar documents for use during such period in a customary “high yield road show” relating to the offering of the Notes pursuant to Rule 144A, prepared, in the case of the historical and pro forma financial statements, in accordance with U.S. GAAP and Regulation S-X under the Securities Act (and with respect to pro forma financial statements for the most recent fiscal year, the interim periods contemplated pursuant to paragraph 2(i)(A) above and paragraph 2(ii)(A) above and the twelve-month period ending on the last day of each of the most recently completed four-fiscal quarter period contemplated pursuant to paragraph 2(i)(B) above, as if Regulation S-X was applicable to such financial statements, and of the type and form customarily included in an offering of high-yield debt securities pursuant to Rule 144A) which will be in a form that will enable the independent auditors of the Company and the Acquired Business to render a customary “comfort letter” (including customary “negative assurances”) in connection with an offering of the Notes and (2) drafts of such comfort letters referred to in clause (1) which such independent auditors are prepared to deliver (the “Draft Comfort Letters”); provided that for purposes of this paragraph (i) if such period has not ended on or prior to August 17, 2018, such period shall be deemed not to have commenced until September 4, 2018, (ii) the days from November 22, 2018 through November 25, 2018 shall not be included when counting the 15 business days, (iii) if such period has not ended on or before December 21, 2018, it shall not commence until January 2, 2019 and (iv) if such period has not ended on or before November 12, 2018, it will not commence until the audited financial statements of each of the Company and the Acquired Business for the year ended September 30, 2018 meeting the requirements of clauses (i)(A) and (ii)(A) of paragraph (2) above have been received by the Lead Arrangers. A preliminary offering memorandum that complies with the requirements set forth in the immediately preceding sentence and is accompanied by the Draft Comfort Letters is referred to herein as the “Required Offering Document.”
If the Company in good faith reasonably believes it has delivered the Required Offering Document, it may deliver to the Lead Arrangers a written notice to that effect (stating when it believes it completed such delivery), in which case the 15 consecutive business day period referred to above shall be deemed to have commenced on the date specified in that notice unless the Lead Arrangers in good faith reasonably believe the Company has not completed delivery of the Required Offering Document and, within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which information required to be included in the Required Offering Document the Lead Arrangers reasonably believe the Company has not delivered).

Annex I to Annex D
Form of Solvency Certificate
[Date]
This Solvency Certificate (this “Certificate”) is delivered by ENERGIZER HOLDINGS, INC., a Missouri corporation (the “Borrower”), in connection with that certain Credit Agreement dated as of [Date] (the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and [_____], as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement.
Pursuant to Section [__] of the Credit Agreement, the Borrower hereby certifies that, after giving effect to the Transactions, on the date hereof:
(a)    The fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of the liabilities, including contingent liabilities, of the Borrower and its Subsidiaries on a consolidated basis. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual or matured liability.
(b)    The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured.
(c)    The Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business.
(d)    The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction for which their property would constitute an unreasonably small capital.
(e)    The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual or matured liability.
IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed as of the date first above written.
ENERGIZER HOLDINGS, INC.
By:
Name:
Title:    Chief Financial Officer